EXHIBIT 99.1


                                  PRESS RELEASE


For more information:

Sweetheart Cup Company Inc.
Hans H. Heinsen
Chief Financial Officer
410-363-1111


SWEETHEART CUP COMPANY INC. ANNOUNCES CONSUMMATION OF EXCHANGE OFFER AND CONSENT SOLICITATION

Owings Mills, MD, April 8, 2003 -- Sweetheart Cup Company Inc. ("Sweetheart") announced today the consummation of its offer to exchange new 12% Senior Notes due 2004 ("New Notes") for all of its outstanding 12% Senior Subordinated Notes due 2003 ("Sweetheart Notes") and a consent solicitation to eliminate certain restrictive covenants and other provisions in the indenture governing the Sweetheart Notes. Sweetheart and Wells Fargo Bank Minnesota, N.A., as trustee, executed the indenture governing the New Notes and $93.375 million in aggregate principal amount of New Notes were issued under the indenture in exchange for a like amount of Sweetheart Notes. Sweetheart has paid the aggregate amount of consent payments to Wells Fargo Bank Minnesota, N.A. as exchange agent. Payment of the consent payments to all holders of the Sweetheart Notes who timely tendered will be made promptly.

The first interest payment date on the New Notes will be July 15, 2003 and will include accrued interest on the Sweetheart Notes that have been tendered as well as accrued interest on the New Notes.

As of April 8, 2003, the supplemental indenture amending the indenture governing the Sweetheart Notes became effective. The aggregate principal amount of Sweetheart Notes that remain outstanding is $16.625 million.

Bear, Stearns & Co. Inc. acted as the dealer manager for the exchange offer and consent solicitation. D.F. King & Co., Inc. acted as information agent in connection with the exchange offer and consent solicitation.

THIS PRESS RELEASE IS FOR INFORMATION PURPOSES ONLY AND IS NOT AN OFFER TO BUY OR SELL OR THE SOLICITATION OF AN OFFER TO BUY OR SELL ANY SECURITIES, AND SHALL NOT CONSTITUTE AN OFFER, SOLICITATION OR SALE OF ANY SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFERING OR SALE WOULD BE UNLAWFUL.